Animal Health International, Inc. Receives Compliance Letter from NASDAQ

WESTLAKE, TX, June 17, 2008 - Animal Health International, Inc. (NASDAQ: AHII) today announced that the Company received a Nasdaq Staff compliance letter on June 13, 2008, confirming that the Company is in compliance with the Nasdaq audit committee requirement set forth in Marketplace Rule 4350(d), which requires a listed company to have an audit committee comprised of at least three independent members.

The Company previously disclosed that, as a result of the death of Robert Oelkers on January 7, 2008, the Company's audit committee had only two independent members.  On May 8, 2008, the Company announced that it had elected Jerry W. Pinkerton to fill the vacancy on the board of directors and appointed Mr. Pinkerton to serve as an independent member of the audit committee.

Nasdaq Staff has reviewed this matter and has determined that the Company is now fully compliant with Rule 4350(d). This matter is now considered closed.

About Animal Health International, Inc.:

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

SOURCE: Animal Health International, Inc.

June 17, 2008

CONTACT: Animal Health International, Inc.

Damian Olthoff

817-859-3000